Exhibit 10.6

NON-STATUTORY STOCK OPTION GRANT LETTER

FOR EMPLOYEES

DELCATH SYSTEMS, INC.

2009 STOCK INCENTIVE PLAN

Date

Name

Address

CSZ

Dear Name:

This Non-Statutory Stock Option Grant Letter (“Grant Letter”) sets forth the terms and conditions of the stock option granted to you by Delcath Systems, Inc. (the “Company”) on [Insert Grant Date] (the “Grant Date”), in accordance with the provisions of its 2009 Stock Incentive Plan (the “Plan”). You have been granted an option (the “Option”) to purchase [# of shares subject to the option] shares of the Company’s Common Stock (“Common Stock”). The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

You acknowledge receipt of a copy of the Plan and agree that the Option is subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between this Grant Letter and the Plan, the Plan shall control. The Option and the Plan are subject to adjustments, changes, and amendments as provided in the Plan. Any terms used in this Grant Letter and not defined herein have the meanings set forth in the Plan. The Plan shall be administered by the “Committee”, which, with respect to an employee grantee, shall mean the Compensation and Stock Option Committee of the Company’s Board of Directors.

1.	Option Price

The price at which you may purchase the shares of Common Stock covered by the Option is [Insert Exercise Price] per share, which is the Fair Market Value of a share on the date of grant of your Option.

2.	Term of Option

Your Option expires on [Insert Date 10 years or less from date of grant] (the “Expiration Date”), unless earlier terminated as provided in paragraph 6 of this Grant Letter or pursuant to the Plan. Regardless of the provisions of paragraph 6 and the Plan, in no event can your Option be exercised after the Expiration Date set forth in this paragraph 2.

3.	Exercisability of Option

(a) Unless it becomes exercisable on an earlier date as provided in paragraph 6 or pursuant to the Plan, your Option will become exercisable in installments as follows, provided that you remain in continuous service as an employee of the Company or its Subsidiaries or a director of the Company on such date:

PERIOD	NUMBER OF SHARES COMMON STOCK AS TO WHICH THE OPTION BECOMES EXERCISABLE

Vesting Details

Final Vesting Date

(b) To the extent your Option has become exercisable (i.e., vested), you may exercise the Option to purchase all or any part of the shares subject to the vested portion of your Option at any time on or before the date the Option expires or terminates.

4.	Exercise of Option

You may exercise your Option by giving written notice to the Company of the number of shares of Common Stock you desire to purchase and paying the option price for such shares. The notice must be in the form provided by the Company from time to time (the “Option Exercise Form”), which may be obtained from the Company’s Controller. The notice must be hand delivered or mailed to the Company at the address of its executive offices, 810 Seventh Avenue, Suite 3505, New York, NY 10019; Attention: Controller, or may be provided electronically to the extent and in the manner provided under procedures adopted by the Company. Payment of the option price may be made in any manner permitted under paragraph 5. The cash, Common Stock or documentation described in the applicable provision of paragraph 5 must accompany the Option Exercise Form. Subject to Section 5, your Option will be deemed exercised on the date the Option Exercise Form (and payment of the option price) is hand delivered, received by electronic transmission (if permitted), received by overnight courier, or, if mailed, postmarked.

5. Satisfaction of Option Price. Your Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer to the order of the Company). Unless prohibited by the Committee in its discretion (at any time prior to completion of the desired Option exercise), your Option may also be exercised using any of the following methods or a combination thereof:

(a) Payment of Common Stock. You may satisfy the option price by tendering shares of Common Stock that you have owned for at least six months or which were acquired on the open market. For this purpose, the shares of Common Stock so tendered shall be valued at the closing sales price of the Common Stock on The Nasdaq Capital Market (or the exchange or market determined by the Committee to be the primary market for the Common Stock) for the day before the date of exercise or, if no such sale of Common Stock occurs on such date, the closing sales price on the nearest trading date before such date. The certificate(s) evidencing shares tendered in payment of the option price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered to exercise your Option. Fractional shares may not be tendered in satisfaction of the option price; any portion of the option price that is in excess of the aggregate value (as determined under this paragraph 5(a)) of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are required pursuant to the immediately preceding sentence for satisfaction of the portion of the option price being paid in Common Stock, an appropriate replacement certificate will be issued to you for the number of excess shares.

(b) Broker-Assisted Cashless Exercise. You may satisfy the option price by delivering to the Company a copy of irrevocable instructions to a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and withholding tax obligation resulting from such exercise. The broker must agree to deposit the entire sale proceeds into a Company-owned account pending delivery to the Company of the option price and tax withholding amount. Shares issued under this method of exercise will be issued to the designated brokerage firm for your account. The ability to use this method of exercise is subject to the Company’s approval of the broker and of the specific mechanics of exercise.

(c) Net Share Exercise. You may satisfy the option price by delivering to the Company an Option Exercise Form that directs the Company to withhold a sufficient number of the shares acquired upon exercise to satisfy the aggregate option price and tax withholding obligation with respect to the shares as to which the Option is being exercised. For purposes of this provision, the shares of Common Stock applied to satisfy the option price and withholding obligation shall be valued in the same manner as provided under paragraph 5(a).

6.	Termination of Employment

(a) General. The following special rules apply to your Option in the event of your death, disability, retirement, or other termination of employment. Following your employment termination, your Option will be exercisable only with respect to the number of shares you were entitled to purchase on the date of the termination of your employment (i.e. vested) and only for the period of time specified below. The Option shall terminate upon the date of the termination of your employment with respect to any shares that were not exercisable (i.e., not vested) as of your employment termination date.

(i) Termination of Employment for Cause. If the Company or a Subsidiary terminates your employment for Cause, your Option will terminate on the date of such termination of employment. For this purpose, “Cause” shall have the meaning set forth in your employment agreement in effect with the Company, or in the absence of such an agreement, shall mean (A) your willful failure to perform the duties of your employment, (B) your engagement in dishonest conduct, fraud, theft, embezzlement or gross negligence in connection with the performance of services, (C) your violation of a material written Company policy, or (D) your commission of a felony or plea of nolo contendere thereto.

(ii) Resignation. If you resign from the Company or a Subsidiary other than upon Retirement (as defined below), your Option will terminate 90 days after such termination of employment.

(iii) Termination Without Cause. If the Company or a Subsidiary terminates your employment without Cause or if the Subsidiary or division in which you are employed is sold by the Company, your Option will terminate 90 days after such termination of employment.

(iv) Death or Disability. If your employment terminates by reason of death or Disability, your Option will terminate one year after such termination of employment. For purposes of this provision, “Disability” means that by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, you have been receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or Subsidiary that employs you.

(v) Retirement. Upon your Retirement from the Company, except as provided in the next sentence, you may exercise your Option for a period of one year following your Retirement, but not beyond the term of the Option. If you serve as a director of the Company immediately following your Retirement, your Option will terminate one year after the termination of your service as a director, but not beyond the term of the Option. For purposes of this provision, “Retirement” means termination of your employment with the Company and its Subsidiaries after you have attained age 60 and ten years of continuous employment with the Company and/or its Subsidiaries.

(vi) Dissolution, Liquidation, Merger, or Consolidation of the Company. In the event that, before the Expiration Date, the Company is dissolved or liquidated, or is merged, consolidated or otherwise combined with another corporation and is not the surviving corporation, the Committee may terminate the Option at the time of the transaction without your consent but only if not less than 15 days nor more than 90 days prior to such transaction you are notified in writing that the Option will terminate at the time of the transaction and that you will have the right, subject to Section 6(a)(viii), to exercise the Option during the 15 day period (or a specified longer period) prior to the transaction (the “Pre-Transaction Exercise Period”) to the extent hereafter provided. Subject to Sections 6(a)(i) and (a)(viii), the Option shall be exercisable during the Pre-Transaction Exercise Period to the extent of all of the shares that are subject to the Option, irrespective of the provisions of Section 3, unless you are not an employee of the Company or its Subsidiaries at the commencement of the Pre-Transaction Exercise Period, in which case this subsection shall not apply.

(vii) Change in Control. The Option shall become exercisable as to all shares upon a “Change in Control” as defined in the Plan which occurs while you are in the employ of the Company or a Subsidiary (provided the Option has not previously expired pursuant to Sections 2 or 6).

(viii) Competition. In the event you become employed by, associated in any way with, or become the beneficial owner of more than 1% of the equity of, any business which competes, directly or indirectly, with the Company’s business in any geographical area where the Company then does business, or if you engage in criminal conduct with respect to the Company, a Subsidiary, or any of their property, shareholders, employees, officers or directors, or engage in conduct involving moral turpitude, the Option shall immediately terminate and you shall have no rights hereunder.

(ix) Acceleration and Adjustments of Exercise Period. The Committee may, in its discretion, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this paragraph 6(a), but not beyond the Expiration Date of your Option as set forth in paragraph 2 above.

(b) Committee Determinations. The Committee shall have absolute discretion to make all determinations reserved to it under the Plan or this Grant Letter, including without limitation the date and circumstances of termination of your employment, and its determinations shall be final, conclusive and binding upon you and your beneficiaries.

7.	Tax Withholding

You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, local or other withholding tax liability. If you exercise your Option by payment of cash or Common Stock, you can satisfy your withholding obligation by making a cash payment to the Company of the required amount. In addition, unless the Committee in its discretion prohibits such method, you may satisfy your withholding obligation by having the Company retain from the Common Stock otherwise deliverable to you upon exercise of your Option, shares of Common Stock having a value equal to the minimum amount of any required tax withholding with respect to the exercise. If you exercise your Option using the broker-assisted cashless option exercise method, the Committee may require that any required tax withholding be retained by the Company from the proceeds of the sale of your shares. If you exercise your Option using the net share exercise method, the Committee may require that any required tax withholding be retained by the Company from the shares acquired upon exercise. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company or a Subsidiary shall have the right to withhold the required amount from your salary or other amounts payable to you.

Any election to have shares withheld must be made on or before the date you exercise your Option. A copy of the withholding election form may be obtained from the Company’s Controller. The election form does not apply to exercises under the cashless option exercise method or the net share exercise method. Share withholding is mandatory if you are using the net share method of exercise.

The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the tax authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

8.	Administration of the Plan

The Plan is administered by the Committee. The Committee has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee are final and binding on all affected Plan participants.

9.	Non-transferability of Option

The Option granted to you by this Grant Letter may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in paragraphs 2 and 6) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by reason of your death. All unexercised Option rights shall be cancelled immediately upon any assignment, pledge or transfer in violation of this paragraph 9.

10.	Amendment and Adjustments to your Option

The Plan authorizes the Board or the Committee to make amendments and adjustments to outstanding awards, including the Option granted by this Grant Letter, in specified circumstances, as provided in the Plan.

11.	Effect on Other Benefits

Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under the Company’s other benefit plans.

12.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock upon exercise of your Option if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

13.	Data Privacy

By accepting this Option you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its Subsidiaries and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this Option you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this paragraph by written notice to the Company’s Controller; however any such revocation may adversely affect your ability to participate in the Plan and to exercise any stock options previously granted under the Plan.

14.	Consent to Jurisdiction

Your Option and the Plan are governed by the laws of the State of Delaware without regard to any conflict of law rules. Any dispute arising out of this Option or the Plan may be resolved only in a state or federal court located within New York County, New York State, U.S.A. This Option is issued on the condition that you accept such venue and submit to the personal jurisdiction of any such court.

15.	No Right To Continued Employment; No Enlargement of Rights Under Any Employment Agreement

This Grant Letter shall not confer upon you any right to continued employment with the Company or any of its Subsidiaries nor shall it interfere, in any way, with the right of the Company to modify your compensation, duties, and responsibilities, or the Company’s authority to terminate your employment. This Option shall not be deemed to enlarge or alter any rights you may have pursuant to any employment agreement with the Company. In the event of any conflict between this Grant Letter and any employment or other agreement between you and the Company, this Grant Letter shall control.

16.	No Rights as a Shareholder.

The granting of the Option shall not confer upon you any rights as an owner of shares of Common Stock, unless and until you exercise the Option and the Company issues you shares of Common Stock.

17.	Acceptance of Terms and Conditions

By signing this Grant Letter, you irrevocably agree to and accept the terms and conditions of the Option as set forth or incorporated by reference into this Grant Letter and the terms and conditions of the Plan applicable to the Option.

18.	Entire Agreement

This Grant Letter embodies the entire agreement of the parties hereto respecting the matters within its scope. This Grant Letter supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Grant Letter, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or its administration, please contact the Company’s Controller, Delcath Systems, Inc., 810 Seventh Avenue, Suite 3505, New York, NY 10019 (telephone (212) 489-2100).

This Grant Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Eamonn P. Hobbs, President and Chief Executive Officer

Acknowledged and Agreed , 2010

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